FIRST POTOMAC REALTY TRUST

FORM OF RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT, is entered into as of      , 200     (the “Agreement”), by and between First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), and      (the “Recipient”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings set forth in the First Potomac Realty Trust 2003 Equity Compensation Plan (the “Plan”).

WHEREAS, on      , 200     (the “Date of Grant”), the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of the Company granted the Recipient a Restricted Stock Award, pursuant to which the Recipient shall receive shares of the Company’s Class A Common Stock, par value $.01 per share (“Common Stock”), pursuant to and subject to the terms and conditions of the Plan.

NOW, THEREFORE, in consideration of the Recipient’s services to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Number of Shares; Restrictions. The Company hereby grants the Recipient a Restricted Stock Award (the “Stock Award”) of      shares of Common Stock (the “Restricted Shares”) pursuant to the terms of this Agreement and the provisions of the Plan. The Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture until the lapse of the Restricted Period, as defined in Section 2 below.

2. Lapse of Restrictions; Restricted Period. Except as otherwise provided in the Recipient’s Employment Agreement with the Company, the restrictions set forth in Section 1 above shall lapse and a portion of the Restricted Shares shall become unrestricted and freely tradable only as follows: (i) 25% of the Restricted Shares on the day (the “First Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning      , 200      through the First Measurement Date shall equal at least      % for ten (10) consecutive Business Days; provided, however, the First Measurement Date shall not occur later than      , 20     ;

(ii) 25% of the Restricted Shares on the day (the “Second Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning      , 200     through the Second Measurement Date shall equal at least      % for ten (10) consecutive Business Days; provided, however, the Second Measurement Date shall not occur later than      , 20     ;

(iii) 25% of the Restricted Shares on the day (the “Third Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning      , 200     through the Third Measurement Date shall equal at least      % for ten (10) consecutive Business Days; provided, however, the Third Measurement Date shall not occur later than      , 20     ; and

(iv) 25% of the Restricted Shares on the day (the “Fourth Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning      , 200     through the Fourth Measurement Date shall equal at least      % for ten (l0) consecutive Business Days; provided, however, the Fourth Measurement Date shall not occur later than      , 20     .

In the event the First Measurement Date does not occur on or before      , 20     , Recipient shall forfeit 25% of the Restricted Shares on that date. In the event the Second Measurement Date does not occur on or before      , 20     , Recipient shall forfeit 25% of the Restricted Shares on that date. In the event the Third Measurement Date does not occur on or before      , 20     , Recipient shall forfeit 25% of the Restricted Shares on that date. In the event the Fourth Measurement Date does not occur on or before      , 20     , Recipient shall forfeit 25% of the Restricted Shares on that date.

For purposes of this Agreement, Sections 2(i), 2(ii), 2(iii) and 2(iv) shall be referred to collectively as the “Restricted Period” and “Total Return” shall mean, for the applicable period, the cumulative total return for the Restricted Shares over such period, as measured by (i) the sum of (a) the cumulative amount of dividends paid in respect of the Restricted Shares for such period (assuming that all cash dividends are reinvested in Common Stock as of the payment date for such dividend, based on the closing price of a share of Common Stock on the dividend payment date), and (b) an amount equal to (x) the closing price of a share of Common Stock at the end of such period, minus (y) the closing price of a share of Common Stock on      , 200     ($ ), divided by (ii) the closing price of a share of Common Stock on      , 200     ($ ).

3. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock, and in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan. Notwithstanding the preceding sentence, if a Change of Control occurs, all of the Restricted Stock shall become immediately unrestricted and freely transferable by the Recipient on the date of the Change of Control.

4. Rights of Stockholder. From and after the Date of Grant and for so long as the Restricted Stock is held by or for the benefit of the Recipient, the Recipient shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including but not limited to the right to receive dividends and the right to vote such Restricted Stock. Dividends paid on Restricted Stock shall be paid at the dividend payment date for the Common Stock in cash or shares of Common Stock. Stock distributed in connection with a Common Stock split or Common Stock dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock has been distributed.

5. Termination of Employment. Except as otherwise provided in the Recipient’s Employment Agreement with the Company, in the event that Recipient ceases to be employed by the Company for any reason prior to the lapse of the Restricted Period, then the Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions set forth herein shall be forfeited to the Company without payment of any consideration by the Company, and neither the Recipient or any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such shares of Restricted Stock or certificates.

6. Miscellaneous.

(a) Entire Agreement. The Recipient’s Employment Agreement with the Company, this Agreement and the Plan contain the entire understanding and agreement of the Company and the Recipient concerning the subject matter hereof, and supersede all earlier negotiations and understandings, written or oral, between the parties with respect thereto.

(b) Conflicting Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated by reference into this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. By signing this Agreement, the Recipient confirms that he or she has received a copy of the Plan and has had an opportunity to review the contents thereof. Notwithstanding anything in this Section 6(b) to the contrary, the provisions of the Recipient’s Employment Agreement with the Company shall supersede any provisions of the Plan and this Agreement.

(c) No Guarantee of Continued Service. The Recipient acknowledges and agrees that nothing herein shall be deemed to create any implication concerning the adequacy of the Recipient’s services to the Company or any of its subsidiaries or shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Recipient or contract for the Recipient’s services, to restrict the right of the Company or any of its subsidiaries to discharge the Recipient or cease contracting for the Recipient’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services that may exist between the Recipient and the Company or any of its subsidiaries.

(d) Assignment and Transfer. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Recipient under this Agreement may not be sold, assigned, encumbered, pledged, or otherwise transferred except in the event of the death of the Recipient, by will or by the laws of descent and distribution. In the event of any attempt by the Recipient to sell, assign, encumber, pledge or otherwise transfer its rights and interests hereunder, except as provided in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Shares by notice to the Recipient, and the Restricted Stock and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Agreement may be assigned by the Company without the Recipient’s consent.

(e) Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

(f) Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company or the Recipient will be deemed an original and all of which together will be deemed the same agreement.

(g) Notices. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the General Counsel at the headquarters of the Company, and any notice to the Recipient shall be addressed to the Recipient at the current address shown on the payroll of the Company, or such other address as the Recipient may designate to the Company in writing pursuant to the procedures of this Section 6(g). Any notice shall be given by personal delivery, by first class U.S. Mail, or by facsimile.

(h) Amendments. Subject to the provisions of the Plan, this Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

(i) Governing Law. This Agreement and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Maryland without giving effect to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST POTOMAC REALTY TRUST
By:
RECIPIENT
Attest:	—

64887.000020 RICHMOND 1786409v2